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                                                        Exhibit 99

NUCLEAR METALS, INC.

September 29, 1997


NEWS ITEM--FOR IMMEDIATE RELEASE


NUCLEAR METALS, INC. RECEIVES SHAREHOLDERS APPROVAL FOR NAME CHANGE AND RESTRUCTURING.

     Nuclear Metals, Inc., a diversified metallurgical technology company based in Concord, Massachusetts announced today that it has received shareholder approval to change its company name to STARMET CORPORATION. Shareholders also approved the proposed corporate restructuring plan to establish several new wholly owned subsidiaries. At the conclusion of a special meeting of shareholders held earlier today in Concord, President Robert E. Quinn stated, "With the backing of our shareholders received this morning, we will now undertake key changes to our company structure, which we believe will better position our patented technologies for their expected future growth. This restructuring will, over the long term, improve stockholder value." He then announced the following changes will take place on October 1, 1997. Four new wholly owned subsidiaries will be created under Starmet Corporation.

     Starmet NMI will provide manufacturing and sales of depleted uranium products for both defense and commercial shielding applications. Starmet Powders will provide manufacturing and sales of high purity spherical metal powders. Starmet Aerocast will provide manufacturing and sales of Beralcast--Registered Trademark-- products for use by the government and in the aerospace industry. Starmet Comcast will provide manufacturing and sales of Beralcast--Registered Trademark-- products for general commercial use. The company's existing Barnwell, South Carolina subsidiary, Carolina Metals, Inc. will be renamed Starmet CMI and provide uranium metal products and related services to both the commercial and government markets.

     A new stock trading symbol has been reserved with the NASDAQ stock market under the symbol STMT.

For futher information, contact:

Frank J. Vumbaco
Vice President, Corporate Communications
(508) 369-5410
or visit our web site at http://www.nucmet.com

         2229 Main Street, Concord, Massachusetts 01742 (508) 369-5410